UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 19, 2007

Orchid Cellmark Inc.

(Exact name of the registrant as specified in its charter)

Delaware	000-30267	22-3392819
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4390 US Route One, Princeton, NJ 08540

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (609) 750-2200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On October 19, 2007, Orchid Cellmark Inc. (the “Company”) entered into a Stock Purchase and Sale Agreement (the “Purchase Agreement”) with the shareholders of ReliaGene Technologies, Inc. (“ReliaGene”). Pursuant to the Purchase Agreement, the Company will acquire all of the outstanding stock of ReliaGene for $5.6 million in cash and 560,539 shares of the Company’s common stock, which equals $3.0 million divided by the average of the closing prices of the Company’s common stock for the ten (10) trading days immediately before the October 22, 2007 announcement of the transaction rounded up to the nearest whole share. The purchase price is subject to adjustment based on ReliaGene’s working capital at closing and future revenue levels. $600,000 of the cash purchase price will be placed in escrow for the working capital adjustment and all of the Company’s common stock will be placed in escrow for the revenue adjustment and to satisfy the sellers’ indemnification obligations. The transactions contemplated by the Purchase Agreement are subject to customary closing conditions and are expected to close at the end of October, 2007. The Purchase Agreement includes standard representations, warranties, covenants and indemnification provisions.

Item 7.01	Regulation FD Disclosure.

On October 22, 2007, the Company issued a press release announcing the execution of the Purchase Agreement. This press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K. The information contained in Exhibit 99.1 is being “furnished” pursuant to Item 7.01 of this Current Report on Form 8-K, and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under such Section 18. Furthermore, the information contained in Exhibit 99.1 shall not be deemed to be incorporated by reference into the filings of the Company under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release dated October 22, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORCHID CELLMARK INC.

Date: October 25, 2007	By:	/s/ James F. Smith
James F. Smith
Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

EXHIBIT INDEX

Exhibit No.	Exhibit
99.1	Press Release dated October 22, 2007.